QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.2

July 19, 2002

Mr. Edward Caudill
10109 219th Place NE
Redmond, Washington 98053

Dear Ed:

We are delighted to extend to you the position of President, CEO and a member of Board of Directors for Fleetwood Enterprises, Inc. Following our earlier meetings and discussions over the recent weeks, we feel strongly that you are the right person to join the company and assume this leadership role. We are enthusiastic about you joining the company.

The terms and conditions of this offer, which you have orally accepted, are as follows:

  1.
  Position and Title:

  •
  President and CEO; member of Board of Directors.

  2.
  Base Salary:

  •
  $675,000 per annum, payable monthly.

  •
  To be reviewed for possible adjustment in July 2003, within the same cycle as other senior executives.

  3.
  Incentive Compensation:

  •
  Determined and paid quarterly. Annual target range initially set at 100 percent of Base salary calculated 75% on meeting personal goals and 25% on meeting company-wide goals, both to be determined by CEO and Board Compensation Committee.

  •
  Beginning with employment and for the remainder FY '03 your short term incentive bonus will be prorated and guaranteed at no less than 75 percent of Base Salary.

  4.
  Initial Stock Options:

  •
  An initial grant at the commencement of employment of non-statutory options to purchase Fleetwood Common stock having a Black-Scholes value of $620,000. The options have terms of up to ten years, an exercise price equal to the market price at date of grant and vest ratably over a three year period. In addition, you will receive a grant of $380,000 of restricted stock. This restricted stock will vest 65% after the first year, an additional 30% after the second year and the remaining 5% after the third year. It is assumed the company will receive authority to issue restricted stock at its annual meeting in September 2002.

  5.
  Cash Bonus:

  •
  $400,000 cash to be paid 50 percent on your first anniversary of employment and the remainder on your second anniversary of employment.

  6.
  Long-Term Incentive Compensation:

  •
  Beginning with employment you will participate in Fleetwood's new plan (to be approved by shareholders 9-10-02) offering long-term incentive compensation (LTI) depending on company-wide EBITDA measured against a target over a two year period (first period would end 4-29-04). You will participate at an amount commensurate with your position as if you were a member of the plan for the full period. The award will be paid in cash or restricted stock or both, within 90 days after the measurement period. (See attachment for details.)

  7.
  Relocation Expenses:

  •
  Reimbursement for reasonable direct cost of selling existing home, purchasing new home in Southern California, moving expenses and temporary housing expenses. We have targeted $125,000 in total for these expenses. By mutual agreement reasonable expenses over this amount (if any) will be covered. Any imputed income attributable to you by reason of Fleetwood's reimbursement of these costs will be tax adjusted.

  8.
  Other Benefits:

  •
  Participation in Fleetwood's existing Supplemental Benefit Plan (Retirement), Deferred Compensation Plan, Medical Benefits Plan (including vision and dental coverage) and Life and Disability Insurance program. (See attachments for details.) It is the intention of the company to develop a new market competitive retirement plan in which you will be a full participant. It is understood that the Company cannot guarantee a dollar-for-dollar replacement of your existing or future retirement benefits from PACCAR. However, we do recognize that there is an economic value in your current retirement plan and we will take this into consideration as we develop our new plan.

  9.
  Employment Agreement:

  •
  Employment at will. Termination by Fleetwood for reasons other than cause provides severance equal to one year's total cash compensation (TCC-Targeted Annual base salary plus the last four quarters of incentive bonus paid or guaranteed) and two years of such compensation if and in connection with a change of control. The following will also apply to your severance if it is invoked: a) you will be eligible for severance at commencement of your employment; b) the cash bonus would be payable per schedule if not previously paid as shown in #5 above; c) the initial option and the initial restricted stock grant, both issued at the commencement of employment will vest on the date of termination; and d) you will also receive medical benefits during your severance period or until you obtain new employment, whichever comes first.

  •
  If you voluntarily resign, no benefits will be paid to you.

  •
  Any claim or controversy to be settled by binding arbitration.

  10.
  Commencement of Employment:

  •
  As soon as practicable. The Company has provided its standard executive employment agreement and benefit plans associated with this offer of employment. The terms outlined above, however, will govern these attached documents and will be conformed to this offer as needed.

Ed, this offer and the terms and conditions included represent a formal offer of employment. We are delighted that you are joining Fleetwood Enterprises, Inc. and look forward to working with you to continue our efforts to build a world-class company.

Fleetwood Enterprises, Inc.

/s/ DAVID S. ENGELMAN David S. Engelman Interim President and CEO and Board Member	/s/ THOMAS B. PITCHER Thomas B. Pitcher Interim Chairman and Board Member

c: Gary B. Walburger, Korn/Ferry International

Please acknowledge your acceptance of the terms and conditions of this offer by signing and returning one copy of this letter.

/s/ EDWARD CAUDILL Edward Caudill

July 19, 2002 Date

QuickLinks

  Exhibit 10.2